Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DYNACAST INTERNATIONAL INC.

DYNACAST INTERNATIONAL INC., a corporation organized and existing and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is Dynacast International Inc. The original Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on May 11, 2011 under the name KDI Holdings Inc. and a Certificate of Amendment to the Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on June 27, 2011.

2. This Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of the Corporation as heretofore filed and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “GCL”).

3. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the Corporation is Dynacast International Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, in the city of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature or purpose of the business to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Three Hundred Fifty Three Thousand (353,000) shares, consisting of:

(i) Three Hundred Thousand (300,000) shares of common stock, par value $0.001 per share (the “Common Stock”); and

(ii) Fifty Three Thousand (53,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), including (i) Twenty Six Thousand Five Hundred (26,500) shares of Preferred Stock designated “Series A Convertible Redeemable Preferred Stock” (the “Series A Preferred Stock”) and (ii) Twenty Six Thousand Five Hundred (26,500) shares of Preferred Stock designated “Series B Redeemable Preferred Stock” (the “Series B Preferred Stock”).

A statement of the powers, designations, preferences, and relative participating, optional or other special rights and the qualifications, limitations and restrictions of the Common Stock and the Preferred Stock is as follows:

1. Common Stock.

(a) Dividends. Subject to the priority and other express terms of any series of Preferred Stock outstanding from time to time, dividends may be paid in cash or otherwise with respect to the Common Stock out of the assets of the Corporation legally available therefor, when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”) and upon the terms, and subject to the limitations, as the Board of Directors may determine. All shares of Common Stock shall be of equal rank and shall be identical.

(b) Liquidation Rights. In the event of a Liquidation of the Corporation and after all required payments to holders of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.

(c) Voting Rights.

(1) The holders of Common Stock shall be entitled to one vote per share in voting or consenting to the election of directors and for all other corporate purposes to the extent authorized by this Amended and Restated Certificate of Incorporation or the GCL.

(2) In addition to any affirmative vote required by law, by this Amended and Restated Certificate of Incorporation or by the Security Holders Agreement, the affirmative vote or written consent of the holders of not less than a majority of the then outstanding shares Common Stock shall be required for any of the following actions: (i) any increase, reduction or other change in the authorized number of shares of Common Stock and (ii) any amendment to this Amended and Restated Certificate of Incorporation that adversely affects the rights of the Common Stock. The affirmative vote or written consent specified in the preceding sentence shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage vote may be specified, by law, by the By-laws of the Corporation or otherwise.

2. Series A Preferred Stock. The Series A Preferred Stock, consisting of Twenty Six Thousand Five Hundred (26,500) shares, par value $0.001 per share, has the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, as follows:

(a) Dividends.

(1) The holders of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, annual dividends on each share of issued and outstanding Series A Preferred Stock at a per share per annum rate equal to the Series A Dividend Rate per share, payable, except as otherwise set forth herein, in annual dividends on December 31 of each year, commencing on December 31, 2011. Dividends on the Series A Preferred Stock shall be cumulative and shall accrue (on a quarterly compounding basis on March 31, June 30, September 30 and December 31 of each year), whether or not earned or declared, from and after the date of issue of the Series A Preferred Stock.

(2) All dividends paid with respect to shares of Series A Preferred Stock pursuant to this paragraph 2(a) shall be paid pro rata to the holders entitled thereto. In the event that the funds legally available therefor shall be insufficient for the payment of the entire amount of cash dividends payable, subject to the provisions of this paragraph 2(a), such funds shall be allocated for the payment of dividends with respect to the shares of Series A Preferred Stock pro rata based on the number of shares of Series A Preferred Stock held by each such holder.

(3) All shares of Series A Preferred Stock shall be of equal rank and shall be identical.

(b) Priority; Restrictions on Dividends and Redemption. The Series A Preferred Stock shall, with respect to dividend rights, distributions, redemption rights and rights on Liquidation rank (i) pari passu with any Series A Parity Stock and (ii) senior to all Series A Junior Stock.

(1) Dividends. So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not (i) declare, or pay, with respect to any Series A Junior Stock, any dividend whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series of such Series A Junior Stock upon which such dividends are declared or paid), (ii) make any distribution with respect to any Series A Junior Stock or (iii) declare or pay with respect to any Series A Parity Stock any dividend whatsoever, whether in cash, property or otherwise, or make any distribution with respect to any Series A Parity Stock unless an equivalent dividend has been declared or paid or an equivalent distribution has been made with respect to the Series A Preferred Stock on a pro rata basis; provided, that the accrual of dividends on Series A Junior Stock or Series A Parity Stock will not be restricted by this paragraph 2(b)(1) of this ARTICLE FOURTH.

(2) Redemption. The Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, redeem, purchase or otherwise acquire for value any Series A Junior Stock or Series A Parity Stock (or pay, set aside or make available any money for the purchase or redemption thereof), including in connection with a Recapitalization, unless, at the time of making such redemption, purchase or other acquisition, the Corporation shall have redeemed, or shall contemporaneously redeem, all of the then outstanding shares of Series A Preferred Stock at the applicable redemption price as set forth in paragraph 2(e)(1) of this ARTICLE FOURTH; provided, that notwithstanding the foregoing, so long as no redemption default by the Corporation has occurred and is continuing under paragraph 2(e)(3) of this ARTICLE FOURTH, the Corporation may repurchase shares of Capital Stock or other Equity Interests held by bona fide full-time employees of the Corporation or any of its Subsidiaries for cash, junior notes or any combination thereof in connection with the death, disability or termination of employment of such employees or any plan or agreement governing the Corporation’s issuance of options or other equity-based awards to employees.

(3) Restrictions under Credit Agreement, the Indenture Governing the Senior Notes and Law. Notwithstanding anything to the contrary in this Amended and Restated Certificate of Incorporation, the Corporation shall not, and shall not permit any Subsidiary of the Corporation to, make any dividends or distributions with respect to, or purchase, redeem or otherwise acquire for consideration, any shares of Capital Stock of the Corporation, unless the Corporation is permitted to do so under (i) the Credit Agreement, (ii) the Indenture Governing the Senior Notes and (iii) 8 Del. C. §170 of the GCL; provided that the Corporation shall make any dividend or distribution or purchase or otherwise acquire such shares for consideration as otherwise required under this Amended and Restated Certificate of Incorporation as soon as it is permitted to do so under (i) the Credit Agreement, (ii) the Indenture Governing the Senior Notes and (iii) 8 Del. C. §170 of the GCL.

(c) Distributions, Upon Liquidation, Dissolution or Winding Up. In the event of any Liquidation, before any distribution or payment shall be made to the holders of Series A Junior Stock, the holders of the Series A Preferred Stock shall be entitled to be paid, in cash, out of the assets of the Corporation available for distribution to its stockholders, an amount equal to the aggregate Series A Liquidation Preference of all outstanding shares of Series A Preferred Stock plus any accrued and unpaid dividends thereon. If, upon any such Liquidation, the assets of the Corporation distributable among the holders of all outstanding shares of the Series A Preferred Stock and of any Series A Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire assets of the Corporation shall be distributed among the holders of the Series A Preferred Stock and of any Series A Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Written notice of any Liquidation, stating a payment date and the place where the distributive amounts shall be payable, shall be given in accordance with paragraph 2(g)(2) of this ARTICLE FOURTH, not less than thirty (30) days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

(d) Optional Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Series A Conversion Rights”):

(1) Right to Convert.

(i) Conversion Ratio. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time during the Series A Conversion Period, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price in effect at the time of conversion. The “Series A Conversion Price” shall initially be equal to the Series A Original Issue Price. Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall only be subject to adjustment in the event of a stock split or combination as set forth in paragraph 2(d)(4) of this ARTICLE FOURTH.

(ii) Termination of Conversion Rights. In the event of a Liquidation of the Corporation, the Series A Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock. The Series A Conversion Rights shall terminate upon expiration of the Series A Conversion Period.

(2) Fractional Shares. The Corporation may, in its sole discretion, elect to issue fractional shares of Common Stock upon conversion of the Series A Preferred Stock. If the Corporation elects not to issue fractional shares upon conversion, in lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(3) Mechanics of Conversion.

(i) Notice of Conversion. In order for a holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Series A Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Series A Conversion Time, (A) issue and deliver to such holder of Series A Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series A Preferred Stock represented by the surrendered certificate that were not converted into Common Stock and (B) pay in cash such amount as provided in paragraph 2(d)(2) of this ARTICLE FOURTH in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(ii) Reservation of Shares. The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock.

(iii) Effect of Conversion. All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares (including rights to receive accrued and unpaid dividends) shall immediately cease and terminate at the Series A Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in paragraph 2(d)(2) of this ARTICLE FOURTH. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

(4) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series A Original Issue Date effect a subdivision of the outstanding Common Stock, the Series A Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series A Original Issue Date combine the outstanding shares of Common Stock, the Series A Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(5) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to paragraph 2(d)(4) of this ARTICLE FOURTH, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.

(6) Notice of Record Date. In the event:

(i) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security;

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation; or

(iii) of the Liquidation of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (A) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right or (B) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

(e) Redemption by the Corporation.

(1) Subject to paragraph 2(e)(2) of this ARTICLE FOURTH, the Series A Preferred Stock (x) may be redeemed, at the option of the Corporation, in whole or in part, at any time after the date that is one hundred eighty (180) days after the Series A Original Issue Date and (y) shall be redeemed by the Corporation, in whole, on the date that is ten (10) years after the Series A Original Issue Date (the “Series A Mandatory Redemption Date”), each without penalty and at a redemption price per share as set forth below. If the Series A Preferred Stock is redeemed (A) within one year (subject to the 180 day period described above) of the Series A Original Issue Date, the redemption price shall be equal to the Series A Liquidation Preference plus any accrued and unpaid dividends thereon plus eight percent (8%) of the Series A Liquidation Preference, (B) after the first anniversary of the Series A Original Issue Date, but before the second anniversary of the Series A Original Issue Date, the redemption price shall be equal to the Series A Liquidation Preference plus any accrued and unpaid dividends thereon plus four percent (4%) of the Series A Liquidation Preference or (C) after the second anniversary of the Series A Original Issue Date, the redemption price shall be equal to the Series A Liquidation Preference plus any accrued and unpaid dividends thereon (the applicable price at which the Series A Preferred Stock is redeemed, the “Series A Redemption Price”). The Corporation shall deliver notice of any such redemption to the holders of Series A Preferred Stock not less than thirty (30) days nor more than sixty (60) days prior to such redemption stating the payment date. In addition, the Corporation shall, at the request of holders representing a majority of the shares of Series A Preferred Stock being redeemed, repurchase all of the shares of Common Stock issued to holders of Series A Preferred Stock as of the Completion Date at a price per share equal to $1,000 (for the avoidance of doubt, this shall not apply to any shares of Common Stock acquired after the Completion Date, including upon conversion of the Series A Preferred Stock or exercise of any warrants).

(2) Notice of every proposed redemption of Series A Preferred Stock shall be sent by or on behalf of the Corporation to the holders of record of the shares of Series A Preferred Stock so to be redeemed prior to the date fixed for redemption (the “Series A Redemption Date”) which Series A Redemption Date shall be no sooner than 30 days and no later than 60 days from such notice (i) notifying such holders of the election or obligation of the Corporation to redeem such shares of Series A Preferred Stock and of the Series A Redemption Date, and (ii) stating the place or places at which the shares of Series A Preferred Stock called for redemption shall, upon presentation and surrender of the certificates evidencing such shares of Series A Preferred Stock, be redeemed, and the Series A Redemption Price plus any accrued and unpaid dividends thereon therefor.

(3) If the Corporation shall default in making payment or delivery as aforesaid on the Series A Redemption Date, or if the Corporation is prohibited from paying the Series A Redemption Price for all outstanding shares of Series A Preferred Stock on the Series A Mandatory Redemption Date because the payment thereof is prohibited by (i) the Credit Agreement, (ii) the Indenture Governing the Senior Notes or (iii) 8 Del. C. §170 of the GCL, then each holder of shares called for redemption shall be entitled to all preferences and relative and other rights accorded to such shares of Series A Preferred Stock until and including the date (the “Final Series A Redemption Date”) when the Corporation makes payment or delivery as aforesaid to the holders of the Series A Preferred Stock. From and after the Series A Redemption Date or, if the Corporation shall default or is prohibited in making payment or delivery as aforesaid, the Final Series A Redemption Date, the shares of Series A Preferred Stock called for redemption shall no longer be deemed to be outstanding, and all rights of the holders of such shares shall cease and terminate, except the right of the holders of such shares, upon surrender of certificates therefor, to receive amounts to be paid hereunder. Notwithstanding the foregoing, if the Corporation fails to redeem the Series A Preferred Stock in full in cash within 60 days after the Series A Mandatory Redemption Date, the Series A Dividend Rate shall automatically increase by two percent (2%), and the Corporation shall engage an investment banker reasonably acceptable to the holders of a majority of the shares of (x) Series A Preferred Stock and (y) Common Stock, each voting as a separate class, to explore a Sale of the Corporation or a recapitalization to allow the Corporation to effect the redemption; provided that approval of any such Sale of the Corporation or recapitalization remains subject to the protective provisions set forth in the Security Holders Agreement.

(4) Notwithstanding the foregoing, and to the extent the Series A Conversion Period has not expired, the holders of Series A Preferred Stock to be redeemed shall have the right, exercisable at any time up to the close of business on the last day preceding the applicable Series A Redemption Date (unless the Corporation is legally prohibited from redeeming such shares on such date, in which event such right shall be exercisable until the removal of such legal disability), to convert all or any part of such shares to be redeemed as herein provided into shares of Common Stock.

(f) Voting and Approval Rights of the Series A Preferred Stock.

(1) Voting Rights. The holders of the issued and outstanding shares of Series A Preferred Stock shall have no voting rights, except as expressly set forth in this Amended and Restated Certificate of Incorporation or as required by law.

(2) Limitation on Issuance of Preferred Stock. In addition to any vote required by the Security Holders Agreement, the Corporation may not authorize or issue Capital Stock having any rights, preferences or privileges senior to or on a parity with the Series A Preferred Stock (other than the Series B Preferred Stock, which is pari passu with the Series A Preferred Stock) without the prior written consent or approval of holders of a majority of the outstanding shares of Series A Preferred Stock voting as a single class.

(3) Limitation on Incurrence of Subordinated Indebtedness. In addition to any vote required by the Security Holders Agreement and any other rights provided by law, so long as any Series A Preferred Stock is outstanding, the Corporation, without first obtaining the affirmative written consent of the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock voting separately as a single class, will not incur any Indebtedness that is subordinated in right of payment to any Senior Indebtedness unless such Indebtedness is subordinated in right of payment to, the Series A Preferred Stock; provided that the foregoing shall not apply to distinctions between categories of Senior Indebtedness that exist by reason of any liens or guarantees arising or created in respect of some but not all such Senior Indebtedness.

(g) Certain Other Matters.

(1) Payment of Taxes. The Corporation shall pay all documentary, stamp, transfer and other taxes (other than taxes on income of the holders of shares of Series A Preferred Stock) and other governmental charges attributable to the issuance or delivery of shares of Series A Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

(2) Notices. All notices and other correspondence to holders of shares of Series A Preferred Stock hereunder shall be sent by (a) Federal Express or first class mail, postage prepaid, return receipt requested, to such holders at their respective addresses as they shall appear on the records of the Corporation or (b) electronic mail, provided, however that notices sent via electronic mail shall only be effective if such notice is also delivered by Federal Express or first class mail, postage prepaid, return receipt requested, on or before two (2) Business Days after its delivery by electronic mail.

(h) Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those set forth in this Amended and Restated Certificate of Incorporation or as otherwise agreed to in writing on or after the Series A Original Issue Date by the Corporation and the holders of the Series A Preferred Stock.

(i) Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(j) Severability. If any right, preference or limitation of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth herein which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

(k) Status of Reacquired Shares. Shares of Series A Preferred Stock that have been issued and reacquired by the Corporation in any manner shall be deemed cancelled, retired and not subject to re-issuance upon being reacquired.

(l) General Obligation of Corporation. The Corporation and the holders of Common Stock shall not, and shall not permit any Subsidiary to, intentionally take or omit to take any action or intentionally enter into any transaction for the sole purpose of avoiding any payments or expected payments with respect to the Series A Preferred Stock, but shall at all times act in good faith to effectuate the intent of this ARTICLE FOURTH and to perform and abide by their respective obligations, covenants and restrictions hereunder. In furtherance of the foregoing, the Corporation shall not exercise its redemption rights pursuant to paragraph 2(e) of this ARTICLE FOURTH during the pendency of any transaction or series of transactions or in contemplation of any expected transaction or series of transactions pursuant to which payments or expected payments with respect to the Series A Preferred Stock would reasonably be expected to exceed the amounts that would otherwise be paid pursuant to a redemption.

(m) Certain Definitions. Terms used in this paragraph 2 of this ARTICLE FOURTH that are otherwise not defined shall have the meanings set forth in paragraph 4 of this ARTICLE FOURTH.

3. Series B Preferred Stock. The Series B Preferred Stock, consisting of Twenty Six Thousand Five Hundred (26,500) shares, par value $0.001 per share, has the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, as follows:

(a) Dividends.

(1) The holders of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, annual dividends on each share of issued and outstanding Series B Preferred Stock at a per share per annum rate equal to the Series B Dividend Rate per share, payable, except as otherwise set forth herein, in annual dividends on December 31 of each year, commencing on December 31, 2011. Dividends on the Series B Preferred Stock shall be cumulative and shall accrue (on a quarterly compounding basis on March 31, June 30, September 30 and December 31 of each year), whether or not earned or declared, from and after the date of issue of the Series B Preferred Stock.

(2) All dividends paid with respect to shares of Series B Preferred Stock pursuant to this paragraph 3(a) shall be paid pro rata to the holders entitled thereto. In the event that the funds legally available therefor shall be insufficient for the payment of the entire amount of cash dividends payable, subject to the provisions of this paragraph 3(a), such funds shall be allocated for the payment of dividends with respect to the shares of Series B Preferred Stock pro rata based on the number of shares of Series B Preferred Stock held by each such holder.

(3) All shares of Series B Preferred Stock shall be of equal rank and shall be identical.

(b) Priority; Restrictions on Dividends and Redemption. The Series B Preferred Stock shall, with respect to dividend rights, distributions, redemption rights and rights on Liquidation rank (i) pari passu with any Series B Parity Stock and (ii) senior to all Series B Junior Stock.

(1) Dividends. So long as any shares of Series B Preferred Stock shall be outstanding, the Corporation shall not (i) declare, or pay, with respect to any Series B Junior Stock, any dividend whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series of such Series B Junior Stock upon which such dividends are declared or paid), (ii) make any distribution with respect to any Series B Junior Stock, or (iii) declare or pay with respect to any Series B Parity Stock any dividend whatsoever, whether in cash, property or otherwise, or make any distribution with respect to any Series B Parity Stock unless an equivalent dividend has been declared or paid or an equivalent distribution has been made with respect to the Series B Preferred Stock on a pro rata basis; provided, that the accrual of dividends on Series B Junior Stock or Series B Parity Stock will not be restricted by this paragraph 3(b)(1) of this ARTICLE FOURTH.

(2) Redemption. The Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, redeem, purchase or otherwise acquire for value any Series B Junior Stock or Series B Parity Stock (or pay, set aside or make available any money for the purchase or redemption thereof), including in connection with a Recapitalization, unless, at the time of making such redemption, purchase or other acquisition, the Corporation shall have redeemed, or shall contemporaneously redeem, all of the then outstanding shares of Series B Preferred Stock at the applicable redemption price as set forth in paragraph 3(d)(1) of this ARTICLE FOURTH; provided, that notwithstanding the foregoing, so long as no redemption default by the Corporation has occurred and is continuing under paragraph 3(d)(3) of this ARTICLE FOURTH, the Corporation may repurchase shares of Capital Stock or other Equity Interests held by bona fide full-time employees of the Corporation or any of its Subsidiaries for cash, junior notes or any combination thereof in connection with the death, disability or termination of employment of such employees or any plan or agreement governing the Corporation’s issuance of options or other equity-based awards to employees.

(3) Restrictions under Credit Agreement, the Indenture Governing the Senior Notes and Law. Notwithstanding anything to the contrary in this Amended and Restated Certificate of Incorporation, the Corporation shall not, and shall not permit any Subsidiary of the Corporation to, make any dividends or distribution with respect to, or purchase, redeem or otherwise acquire for consideration, any shares of Capital Stock of the Corporation, unless the Corporation is permitted to do so under (i) the Credit Agreement, (ii) the Indenture Governing the Senior Notes and (iii) 8 Del. C. §170 of the GCL; provided that the Corporation shall make any dividend or distribution or purchase or otherwise acquire such shares for consideration as otherwise required under this Amended and Restated Certificate of Incorporation as soon as it is permitted to do so under (i) the Credit Agreement, (ii) the Indenture Governing the Senior Notes and (ii) 8 Del. C. §170 of the GCL.

(c) Distributions, Upon Liquidation, Dissolution or Winding Up. In the event of any Liquidation, before any distribution or payment shall be made to the holders of Series B Junior Stock, the holders of the Series B Preferred Stock shall be entitled to be paid, in cash, out of the assets of the Corporation available for distribution to its stockholders, an amount equal to the aggregate Series B Liquidation Preference of all outstanding shares of Series B Preferred Stock plus any accrued and unpaid dividends thereon. If, upon any such Liquidation, the assets of the Corporation distributable among the holders of all outstanding shares of the Series B Preferred Stock and of any Series B Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire assets of the Corporation shall be distributed among the holders of the Series B Preferred Stock and of any Series B Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Written notice of any Liquidation, stating a payment date and the place where the distributive amounts shall be payable, shall be given in accordance with paragraph 3(f)(2) of this ARTICLE FOURTH, not less than thirty (30) days prior to the payment date stated therein, to the holders of record of the Series B Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

(d) Redemption by the Corporation.

(1) Subject to paragraph 3(e)(2) of this ARTICLE FOURTH, the Series B Preferred Stock (x) may be redeemed, at the option of the Corporation, in whole or in part, at any time and (y) shall be redeemed by the Corporation, in whole, on the date that is ten (10) years after the Series B Original Issue Date (the “Series B Mandatory Redemption Date”), each without penalty and at a redemption price per share equal to the Series B Liquidation Preference (the “Series B Redemption Price”) plus any accrued and unpaid dividends thereon. The Corporation shall deliver notice of any such redemption to the holders of Series B Preferred Stock not less than thirty (30) days nor more than sixty (60) days prior to such redemption stating the payment date. In addition, the Corporation shall, at the request of holders representing a majority of the shares of Series B Preferred Stock being redeemed, repurchase all of the shares of Common Stock issued to holders of Series B Preferred Stock as of the Completion Date at a price per share equal to $1,000 (for the avoidance of doubt, this shall not apply to any shares of Common Stock acquired after the Completion Date, including upon conversion of any Preferred Stock or exercise of any warrants).

(2) Notice of every proposed redemption of Series B Preferred Stock shall be sent by or on behalf of the Corporation to the holders of record of the shares of Series B Preferred Stock so to be redeemed prior to the date fixed for redemption (the “Series B Redemption Date”) which Series B Redemption Date shall be no sooner than 30 days and no later than 60 days from such notice (i) notifying such holders of the election or obligation of the Corporation to redeem such shares of Series B Preferred Stock and of the Series B Redemption Date and (ii) stating the place or places at which the shares of Series B Preferred Stock called for redemption shall, upon presentation and surrender of the certificates evidencing such shares of Series B Preferred Stock, be redeemed, and the Series B Redemption Price plus any accrued and unpaid dividends thereon therefor.

(3) If the Corporation shall default in making payment or delivery as aforesaid on the Series B Redemption Date, or if the Corporation is prohibited from paying the Series B Redemption Price for all outstanding shares of Series B Preferred Stock on the Series B Mandatory Redemption Date because the payment thereof is prohibited by (i) the Credit Agreement, (ii) the Indenture Governing the Senior Notes or (iii) 8 Del. C. §170 of the GCL, then each holder of shares called for redemption shall be entitled to all preferences and relative and other rights accorded to such shares of Series B Preferred Stock until and including the date (the “Final Series B Redemption Date”) when the Corporation makes payment or delivery as aforesaid to the holders of the Series B Preferred Stock. From and after the Series B Redemption Date or, if the Corporation shall default or is prohibited in making payment or delivery as aforesaid, the Final Series

B Redemption Date, the shares of Series B Preferred Stock called for redemption shall no longer be deemed to be outstanding, and all rights of the holders of such shares shall cease and terminate, except the right of the holders of such shares, upon surrender of certificates therefor, to receive amounts to be paid hereunder. Notwithstanding the foregoing, if the Corporation fails to redeem the Series B Preferred Stock in full in cash within 60 days after the Series B Mandatory Redemption Date, the Series B Dividend Rate shall automatically increase by two percent (2%), and the Corporation shall engage an investment banker reasonably acceptable to the holders of a majority of the shares of (x) Series B Preferred Stock and (y) Common Stock, each voting as a separate class, to explore a Sale of the Corporation or a recapitalization to allow the Corporation to effect the redemption; provided that approval of any such Sale of the Corporation or recapitalization remains subject to the protective provisions set forth in the Security Holders Agreement.

(e) Voting and Approval Rights of the Series B Preferred Stock.

(1) Voting Rights. The holders of the issued and outstanding shares of Series B Preferred Stock shall have no voting rights, except as expressly set forth in this Amended and Restated Certificate of Incorporation or as required by law.

(2) Limitation on Issuance of Preferred Stock. In addition to any vote required by the Security Holders Agreement, the Corporation may not authorize or issue Capital Stock having any rights, preferences or privileges senior to or on a parity with the Series B Preferred Stock (other than the Series A Preferred Stock, which is pari passu with the Series B Preferred Stock) without the prior written consent or approval of holders of a majority of the outstanding shares of Series B Preferred Stock voting as a single class.

(3) Limitation on Incurrence of Subordinated Indebtedness. In addition to any vote required by the Security Holders Agreement and any other rights provided by law, so long as any Series B Preferred Stock is outstanding, the Corporation, without first obtaining the affirmative written consent of the holders of not less than a majority of the then outstanding shares of Series B Preferred Stock voting separately as a single class, will not incur any Indebtedness that is subordinated in right of payment to any Senior Indebtedness unless such Indebtedness is subordinated in right of payment to, the Series B Preferred Stock; provided that the foregoing shall not apply to distinctions between categories of Senior Indebtedness that exist by reason of any liens or guarantees arising or created in respect of some but not all such Senior Indebtedness.

(f) Certain Other Matters.

(1) Payment of Taxes. The Corporation shall pay all documentary, stamp, transfer and other taxes (other than taxes on income of the holders of shares of Series B Preferred Stock) and other governmental charges attributable to the issuance or delivery of shares of Series B Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series B Preferred Stock in respect of which such shares are being issued.

(2) Notices. All notices and other correspondence to holders of shares of Series B Preferred Stock hereunder shall be sent by (a) Federal Express or first class mail, postage prepaid, return receipt requested, to such holders at their respective addresses as they shall appear on the records of the Corporation or (b) electronic mail, provided, however that notices sent via electronic mail shall only be effective if such notice is also delivered by Federal Express or first class mail, postage prepaid, return receipt requested, on or before two (2) Business Days after its delivery by electronic mail.

(g) Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series B Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those set forth in this Amended and Restated Certificate of Incorporation or as otherwise agreed to in writing on or after the Series B Original Issue Date by the Corporation and the holders of the Series B Preferred Stock.

(h) Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(i) Severability. If any right, preference or limitation of the Series B Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth herein which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

(j) Status of Reacquired Shares. Shares of Series B Preferred Stock that have been issued and reacquired by the Corporation in any manner shall be deemed cancelled, retired and not subject to re-issuance upon being reacquired.

(k) General Obligation of Corporation. The Corporation and the holders of Common Stock shall not, and shall not permit any Subsidiary to, intentionally take or omit to take any action or intentionally enter into any transaction for the sole purpose of avoiding any payments or expected payments with respect to the Series B Preferred Stock, but shall at all times act in good faith to effectuate the intent of this ARTICLE FOURTH and to perform and abide by their respective obligations, covenants and restrictions hereunder. In furtherance of the foregoing, the Corporation shall not exercise its redemption rights pursuant to paragraph 3(d) of this ARTICLE FOURTH during the pendency of any transaction or series of transactions or in contemplation of any expected transaction or series of transactions pursuant to which payments or expected payments with respect to the Series B Preferred Stock would reasonably be expected to exceed the amounts that would otherwise be paid pursuant to a redemption.

(l) Certain Definitions. Terms used in this paragraph 3 of this ARTICLE FOURTH that are otherwise not defined shall have the meanings set forth in paragraph 4 of this ARTICLE FOURTH.

4. Definitions. Unless otherwise stated herein, as used in this ARTICLE FOURTH, the following terms shall have the following respective meanings:

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

“Capital Stock” shall mean any and all shares or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation).

“Common Stock” shall have the meaning set forth in the introduction of ARTICLE FOURTH.

“Completion Date” shall have the meaning set forth in the Purchase Agreement.

“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

“Credit Agreement” shall mean that certain Credit Agreement, dated as of July 19, 2011, by and among Dynacast International LLC, the Corporation, the Other Guarantors party thereto, the Lenders party thereto, J.P. Morgan Securities LLC, as Arranger, Bookmanager and Documentation Agent, Macquarie Capital (USA) Inc., as Syndication Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender (as amended, restated, supplemented, modified, replaced, recapitalized or expanded from time to time).

“Designated Officers” shall mean those officers of the Corporation who are also principals or employees of Kenner & Company, Inc.

“Dynacast Operating Subsidiaries” shall mean Dynacast US Holdings Inc., Dynacast Inc., Dynacast Manufacturing Inc., Dynacast España SA, Dynacast Singapore 1 Pte Ltd., Dynacast (Singapore) Pte Ltd., Dynacast Österreich GmbH, Dynacast Loz Doo (Slovenia), Dynacast Italia SRL, Dynacast Korea Ltd., Shanghai Dynacast Automotive Castings Ltd., Shanghai Dynacast Electronic Components Ltd., Dongguan Dynacast Precision Automotive Components Ltd., New Dynacast De Mexico SA de SV, Dynacast Melaka Sdn Bhd, Sundaram Dynacast Ltd., Dynacast Beteiligungs GmbH, Dynacast Deutschland GmbH & Co KG, Petcin France SA, Dynacast Holdings SAS, Dynacast France SAS, Dynacast Canada Inc., Dynacast (AH1) Ltd., Dynacast Verwaltungs GmbH, Fishercast Ltd. (Canada) and Fishercast UK Ltd.

“Equity Interests” shall mean Capital Stock or partnership interests or warrants, options or other rights to acquire Capital Stock or partnership interests (including any debt security that is convertible into, or exchangeable for, Capital Stock or partnership interests).

“Indebtedness” shall have the meaning set forth in the Purchase Agreement.

“Indenture” shall mean that certain Indenture, dated as of July 19, 2011, among Dynacast International LLC, Dynacast Finance Inc., the Guarantors listed on the signature pages thereto and Union Bank, N.A., as Trustee and as Second Lien Agent.

“Liquidation” shall mean a Sale of the Corporation or the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Person” shall mean any individual, firm, corporation, business enterprise, trust, association, joint venture, partnership, any foreign, federal, state, municipal or other government or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator or other entity, whether acting in an individual, fiduciary or other capacity.

“Preferred Stock” shall have the meaning set forth in the introduction of ARTICLE FOURTH.

“Purchase Agreement” shall mean that certain Share Purchase Agreement, dated as of June 5, 2011, by and among the Corporation, Melrose PLC, Melrose Overseas Holding Limited and Melrose UK 4 Limited (formerly Dynacast International Limited), relating to, among other things, the Corporation’s acquisition of the Target Companies (as defined therein), as amended, restated, supplemented or otherwise modified from time to time.

“Recapitalization” means any redemption or repurchase of shares of capital stock of the Corporation providing for pro rata payments or participating opportunities for all of the Corporation’s stockholders.

“Sale of the Corporation” shall mean any of the following: (a) the closing of any consolidation or merger of the Corporation with or into any other Person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the holders of Common Stock of the Corporation immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization, (b) the closing of any transaction or series of related transactions to which the Corporation is a party in which in excess of 50% of the Corporation’s voting power is transferred (provided that clauses (a) and (b) above shall not include any transaction or series of transactions for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation or any successor is cancelled or converted or a combination thereof) and (c) the closing of any sale, transfer or other disposition of all or substantially all of the assets of the Corporation to an acquiring Person in which the holders of Common Stock immediately prior to such closing are not the holders of at least a majority of the voting power of the acquiring Person immediately after such closing.

“Security Holders Agreement” shall mean the Security Holders Agreement, dated as of July 19, 2011, by and among the Corporation and the Stockholders named therein.

“Senior Indebtedness” shall mean any Indebtedness incurred under the Credit Agreement or issued pursuant to the Indenture (including the Senior Notes), including any amendments, restatements, supplements, modifications, replacements, recapitalizations or expansions.

“Senior Notes” shall mean those 9.25% Senior Secured Second Lien Notes due 2019.

“Series A Conversion Period” shall mean the period (a) commencing on the Series A Original Issue Date and (b) terminating on, but including, the date that is one hundred eighty (180) days thereafter.

“Series A Dividend Rate” shall equal 14% of the Series A Liquidation Preference; provided that in any year during which dividends on the Series A Preferred Stock are declared and paid in cash, all dividends accruing on the Series A Preferred Stock from January 1 of such year to the applicable dividend record date shall be deemed to have accrued at a rate equal to 12% of the Series A Liquidation Preference. Any portion of a year for which a dividend is not paid shall accrue at a rate equal to 14% of the Series A Liquidation Preference.

“Series A Junior Stock” shall mean, with respect to the Series A Preferred Stock, the Common Stock and any other class or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock (as the context requires) in respect of rights to receive dividends, distributions, proceeds, payments on Capital Stock of the Corporation and redemption rights or otherwise not entitled to receive any assets upon any Liquidation until the Series A Preferred Stock shall have received the entire amount to which such stock is entitled upon such Liquidation.

“Series A Liquidation Preference” shall mean, as to each share of Series A Preferred Stock, $1,000.

“Series A Original Issue Date” shall mean the date on which such share of Series A Preferred Stock was issued.

“Series A Original Issue Price” shall mean $1,000 per share.

“Series A Parity Stock” shall mean, with respect to the Series A Preferred Stock, the Series B Preferred Stock and any class or series of capital stock of the Corporation on a parity with the Series A Preferred Stock (as the context requires) in respect of rights to receive dividends, distributions, proceeds, payments on Capital Stock of the Corporation, and/or redemption rights or rights to receive any assets upon any Liquidation.

“Series A Preferred Stock” shall have the meaning set forth in the introduction of ARTICLE FOURTH.

“Series B Dividend Rate” shall equal 14% of the Series B Liquidation Preference; provided that in any year during which dividends on the Series B Preferred Stock are declared and paid in cash, all dividends accruing on the Series B Preferred Stock from January 1 of such year to the applicable dividend record date shall be deemed to have accrued at a rate equal to 12% of the Series B Liquidation Preference. Any portion of a year for which a dividend is not paid shall accrue at a rate equal to 14% of the Series B Liquidation Preference.

“Series B Junior Stock” shall mean, with respect to the Series B Preferred Stock, the Common Stock and any other class or series of capital stock of the Corporation ranking junior to the Series B Preferred Stock (as the context requires) in respect of rights to receive dividends, distributions, proceeds, payments on Capital Stock of the Corporation and redemption rights or otherwise not entitled to receive any assets upon any Liquidation until the Series B Preferred Stock shall have received the entire amount to which such stock is entitled upon such Liquidation.

“Series B Liquidation Preference” shall mean, as to each share of Series B Preferred Stock, $1,000.

“Series B Original Issue Date” shall mean the date on which such share of Series B Preferred Stock was issued.

“Series B Original Issue Price” shall mean $1,000 per share.

“Series B Parity Stock” shall mean, with respect to the Series B Preferred Stock, the Series A Preferred Stock and any class or series of capital stock of the Corporation on a parity with the Series B Preferred Stock (as the context requires) in respect of rights to receive dividends, distributions, proceeds, payments on Capital Stock of the Corporation, and/or redemption rights or rights to receive any assets upon any Liquidation.

“Series B Preferred Stock” shall have the meaning set forth in the introduction of ARTICLE FOURTH.

“Subsidiary” shall mean any entity of which (a) a majority of the Equity Interests are directly or indirectly owned by the Corporation or (b) the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or other governing body of such entity are owned by the Corporation (regardless of whether such Equity Interests are owned directly by the Corporation or through one or more Subsidiaries).

“Voting Stock” shall mean any Common Stock or other Capital Stock of the Corporation having general (and not contingent) voting power to elect members of the board of directors, managers or trustees of the Corporation.

FIFTH:

1. Limits on Director Liability. Directors of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director; provided that nothing contained in this ARTICLE FIFTH shall eliminate or limit the liability of a director (i) for any breach of a director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which a director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then by virtue of this ARTICLE FIFTH the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

2. Indemnification.

(a) The Corporation shall indemnify, in accordance with the By-laws of the Corporation and to the fullest extent permitted from time to time by the GCL or any other applicable laws as presently or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation, by reason of his acting as a director or officer of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, the Corporation shall be required to indemnify an officer or director in connection with an action, suit or proceeding (or part thereof) initiated by such person only if (i) such action, suit or proceeding (or part thereof) was authorized by the Board of Directors and (ii) the indemnification does not relate to any liability arising under Section 16(b) of the Securities Exchange Act of 1934, as amended, or any rules or regulations promulgated thereunder. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise. The right to indemnification conferred by this paragraph 2 of this ARTICLE FIFTH shall be deemed to be a contract between the Corporation and each person referred to herein.

(b) If a claim under paragraph 2(a) of this ARTICLE FIFTH is not paid in full by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where any undertaking required by the By-laws of the Corporation has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL and paragraph 2(a) of this ARTICLE FIFTH for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including its Board of Directors, legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) Indemnification shall include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this ARTICLE FIFTH, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

(d) The Corporation hereby acknowledges that the persons designated as directors of the Corporation pursuant to Section 8(a) of the Security Holders Agreement may have certain rights to indemnification, advancement of expenses and/or insurance provided by their respective designators and certain of their affiliates (collectively, the “Fund Indemnitors”). The Corporation hereby agrees with respect to each such person designated as a director (i) that it is the indemnitor of first resort (i.e., its obligations to such person are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such person are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by such person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation (or any other agreement between the Corporation and such persons), without regard to any rights such person may have against the Fund Indemnitors and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Fund Indemnitors on behalf of such person with respect to any claim for which such person have sought indemnification from the Corporation shall affect the foregoing and the Fund Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such persons against the Corporation.

3. Insurance. The Corporation shall have the power (but not the obligation) to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this ARTICLE FIFTH or the GCL.

4. Corporate Opportunities.

(a) In anticipation that the directors, Designated Officers and stockholders (and their respective affiliates) of the Corporation may engage in, and are permitted to have investments, or other business relationships, ventures, agreements or arrangements with entities engaged in, the same or similar activities or lines of business, the provisions of this paragraph 4 of this ARTICLE FIFTH shall regulate, define and guide the conduct of certain affairs of the Corporation as they may involve such directors, Designated Officers and stockholders, and the powers, rights, duties and liabilities of the Corporation and its directors, Designated Officers and stockholders in connection therewith.

(b) Directors, Designated Officers and stockholders (and their respective affiliates) of the Corporation shall not have a duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation, and no director or Designated Officer of the Corporation who undertakes such engagement shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities. If a director, Designated Officer or stockholder (or their respective affiliates) of the Corporation acquires knowledge of a potential transaction or matter that may be a corporate opportunity to the Corporation, such person shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that such corporate opportunity is not communicated or offered to the Corporation unless such corporate opportunity is offered to such person in his or her capacity as a director or officer of the Corporation.

(c) The provisions of this paragraph 4 of this ARTICLE FIFTH apply solely to directors, Designated Officers and stockholders of the Corporation. As such, the provisions of this paragraph 4 of this ARTICLE FIFTH shall not apply to any person who, at the time such person is a director, officer or stockholder of the Corporation, is also a director or officer of any of the Dynacast Operating Subsidiaries.

(d) Any person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this paragraph 4 of this ARTICLE FIFTH.

(e) None of the alteration, amendment, change and repeal of any provision of this paragraph 4 of this ARTICLE FIFTH nor the adoption of any provision of this Amended and Restated Certificate of Incorporation shall eliminate or reduce the effect of this paragraph 4 of this ARTICLE FIFTH in respect of any matter occurring or any cause of action, suit or claim that, but for this paragraph 4 of this ARTICLE FIFTH, would accrue or arise, prior to such alteration, amendment, change, repeal or adoption.

5. Other Rights. The rights and authority conferred in this ARTICLE FIFTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, By-law, agreement, contract, vote of stockholders or disinterested directors or otherwise.

6. Additional Indemnification. The Corporation may, by action of its Board of Directors, provide indemnification to such of the directors, officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the GCL.

7. Effect of Amendments. Neither the amendment, change, alteration nor repeal of this ARTICLE FIFTH, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the By-laws of the Corporation, nor, to the fullest extent permitted by GCL, any modification of law, shall eliminate or reduce the effect of this ARTICLE FIFTH or the rights or any protection afforded under this ARTICLE FIFTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

SIXTH: At all meetings of stockholders, each stockholder shall be entitled to vote, in person or by proxy, the shares of voting stock owned by such stockholders of record on the record date for the meeting. When a quorum is present or represented at any meeting, the vote of the holders of a majority in interest of the stockholders present in person or by proxy at such meeting and entitled to vote thereon shall decide any question, matter or proposal brought before such meeting unless the question is one upon which, by express provision of law, this Amended and Restated Certificate of Incorporation, the By-laws applicable thereto or the Security Holders Agreement, a different vote is required, in which case such express provision shall govern and control the decision of such question. In the event of any conflict among the Security Holders Agreement, the By-laws and this Amended and Restated Certificate of Incorporation, the Security Holders Agreement shall control. In the event that an affirmative vote by holders of a certain class of stock is required to amend, alter or repeal a provision of this Amended and Restated Certificate of Incorporation, such affirmative vote will be required in addition to any affirmative vote required by the terms of the Security Holders Agreement.

SEVENTH:

1. Number of Directors. The number of directors of the Corporation shall be fixed from time to time by the vote of a majority of the entire Board of Directors, but such number shall in no case be less than one (1). Any such determination made by the Board of Directors shall continue in effect unless and until changed by the Board of Directors, but no such changes shall affect the term of any directors then in office.

2. Term of Office; Quorum; Vacancies. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Subject to the By-laws and the Security Holders Agreement, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business. Subject to the Security Holders Agreement, any vacancies and newly created directorships resulting from an increase in the number of directors shall be filled by a majority of the Board of Directors then in office even though less than a quorum and shall hold office until his successor is elected and qualified or until his earlier death, resignation, retirement, disqualification or removal from office.

3. Removal. Subject to the By-laws and the Security Holders Agreement, any director may be removed upon the affirmative vote of the holders of a majority of the votes which could be cast by the holders of all outstanding shares of capital stock entitled to vote for the election of directors given at a duly called annual or special meeting of stockholders.

EIGHTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. The directors shall have the power, subject to the terms and conditions of the By-laws of Corporation and any vote required by the Security Holders Agreement, to make, adopt, alter, amend, change, add to or repeal the By-laws of the Corporation.

3. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Amended and Restated Certificate of Incorporation, any By-laws adopted by the stockholders and the Security Holders Agreement; provided, however, that no By-laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-laws had not been adopted.

NINTH:

1. Stockholder Meetings; Keeping of Books and Records. Meetings of stockholders may be held within or outside the State of Delaware as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

2. Special Stockholders Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by law, may be called by the President or the Chairman of the Board, if one is elected, and shall be called by the Secretary at the direction of a majority of the Board of Directors, or at the request in writing of stockholders owning at least 25% of the Common Stock issued and outstanding and entitled to vote.

3. No Written Ballot. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

TENTH: No repeal, alteration or amendment of this Amended and Restated Certificate of Incorporation shall be made unless the same is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the directors then in office in accordance with the By-laws and applicable law and thereafter approved by the stockholders to the extent required by applicable law and as set forth in the Security Holders Agreement; provided that any amendment to (i) paragraph 2 of ARTICLE FOURTH herein or any other provision herein that could reasonably be expected to adversely affect (economically or otherwise) the powers, preferences or rights of the Series A Preferred Stock or the holders of the Series A Preferred Stock, shall require the prior written consent or approval of the holders of a majority of the outstanding shares of Series A Preferred Stock and (ii) paragraph 3 of ARTICLE FOURTH herein or any other provision herein that could reasonably be expected to adversely affect (economically or otherwise) the powers, preferences or rights of the Series B Preferred Stock or the holders of the Series B Preferred Stock, shall require the prior written consent or approval of the holders of a majority of the outstanding shares of Series B Preferred Stock.

ELEVENTH: The Corporation expressly elects not to be governed under Section 203 of the GCL. This election took effect on May 11, 2011.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Amended and Restated Certificate of Incorporation on behalf of the Corporation this 18th day of July, 2011.

DYNACAST INTERNATIONAL INC.

/s/ Jeffrey L. Kenner
Name:	Jeffrey L. Kenner
Title:	President